NI Holdings, Inc. Reports Results for Second Quarter Ended June 30, 2023

FARGO, North Dakota, August 8, 2023 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the quarter ended June 30, 2023.

Summary of Second Quarter 2023 Results

(All comparisons vs. the second quarter of 2022, unless noted otherwise)

•	Direct written premiums of $144.3 million, flat to prior year, driven by a 10.4% increase in Private Passenger Auto, offset by a 13.8% decrease in Non-Standard Auto.
•	Net earned premiums of $94.2 million, up 11.4%.
•	Combined Ratio of 114.0% versus 159.6%, driven by lower weather-related losses, offset by elevated loss costs and further reserve strengthening due to continued high levels of inflation.
•	Net investment income of $2.5 million versus $2.0 million and net investment loss of $0.2 million versus $11.1 million, driven by higher fixed income reinvestment rates and more favorable equity market conditions, respectively.
•	Loss per share of $0.38 compared to $2.15.
•	The Company repurchased 192,065 shares of common stock at an average price of $13.55 per share for a total of $2.6 million.

	Three Months Ended June 30,			Six Months Ended June 30,
Dollars in thousands, except per share data (unaudited)	2023	2022	Change	2023	2022	Change
Direct written premiums	$144,250	$144,962	(0.5%)	$234,806	$220,495	6.5%
Net earned premiums	$94,146	$84,496	11.4%	$171,773	$154,083	11.5%
Loss and LAE ratio	82.3%	128.5%	(46.2 pts)	79.4%	96.5%	(17.1 pts)
Expense ratio	31.7%	31.1%	0.6 pts	33.8%	32.2%	1.6 pts
Combined ratio	114.0%	159.6%	(45.6 pts)	113.2%	128.7%	(15.5 pts)
Net income (loss) attributable to NI Holdings	($8,122)	($45,910)	82.3%	($12,332)	($44,001)	72.0%
Return on average equity	(13.3%)	(61.4%)	48.1 pts	(10.1%)	(28.7%)	18.6 pts
Basic earnings (loss) per share	($0.38)	($2.15)	82.3%	($0.58)	($2.06)	71.8%

Management Commentary

“In the second quarter, we continued efforts to take significant rate increases and underwriting actions to improve our profitability,” said Michael J. Alexander, President and Chief Executive Officer. “While we benefited from experiencing no catastrophe losses, we continue to be challenged by elevated loss costs driven by the inflationary environment. Although our rate and underwriting actions slowed growth this quarter, our focus is on profitability and we believe these and other future measures will drive improved underwriting results over time. In regards to investments, higher reinvestment rates, along with more favorable equity market conditions have produced steadily rising returns in our portfolio. Overall, we remain confident in the outlook for our business and our ability to achieve appropriate returns for our shareholders into the future.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company and Primero Insurance Company, and its affiliate Battle Creek Mutual Insurance Company; Direct Auto Insurance Company; and Westminster Insurance Company.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of pricing and underwriting changes on operating results, our ability to achieve returns for our shareholders, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Seth Daggett

Executive Vice President, Treasurer and Chief Financial Officer
701-298-4348
IR@nodakins.com